Exhibit 99.1

News Announcement

Conference Call:

Today, July 27 at 10:00 a.m. EDT

Dial-in numbers:

212/271-4650 or 415/537-1937

Webcast:

www.fulldisclosure.com

Replay information provided below

CONTACT:
William J. Clifford	Joseph N. Jaffoni
Chief Financial Officer	Jaffoni & Collins Incorporated
610/373-2400	212/835-8500 or penn@jcir.com

FOR IMMEDIATE RELEASE

PENN NATIONAL GAMING REPORTS RECORD SECOND QUARTER REVENUE AND NET INCOME AS SOLID PROPERTY GROWTH TRENDS CONTINUE

- Diluted Net Income Per Share Rises 26.3% Year-Over-Year

to $0.48 and Exceeds Guidance of $0.44 -

- Diluted Net Income Per Share From Continuing Operations

Rises 25.0% Year-Over-Year to $0.60 and Exceeds Guidance of $0.53 -

- Income from Continuing Operations Rises 11.6% Year-Over-Year to $57.9 Million and Exceeds Guidance of $54.7 Million -

- Raises 2004 Full Year EPS Guidance From Continuing Operations to $2.09 from $1.90 -

Wyomissing, Penn., (July 27, 2004) — Penn National Gaming, Inc. (PENN: Nasdaq) today reported record second quarter results for the period ended June 30, 2004.

Summary of Q2 Results (In millions, except per-share data)

	Three Months Ended June 30
	2004	2003
Net revenues	$301.5	$291.2
EBITDA *	$75.7	$68.4
Income from continuing operations	$57.9	$51.9
Net income from continuing operations	$24.9	$19.3
(Loss) from discontinued operations +	$(5.2)	$(3.8)
Net income	$19.7	$15.5
Diluted earnings per share from continuing operations #	$0.60	$0.48
Diluted (Loss) per share from discontinued operations +	$(0.12)	$(0.10)
Diluted earnings per share	$0.48	$0.38

*                 EBITDA is income from continuing operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.  A reconciliation of net income (GAAP) to EBITDA as well as income from operations (GAAP) to EBITDA, is included in the financial schedules accompanying this release.

#                 The company’s “diluted earnings per share from continuing operations” is comparable to “diluted net income per share without Hollywood Casino — Shreveport” which the Company previously presented.

+                 As a result of Penn National’s decision not to participate in the bidding process for the sale of Hollywood Casino — Shreveport, the Company is now accounting for this facility as a discontinued operation.  The loss and diluted loss per share figures from discontinued operations are net of taxes.

-more-

Penn National Gaming, 7/27/04

Commenting on the results, Peter M. Carlino, Chief Executive Officer of Penn National said, “During the second quarter, Penn National Gaming celebrated its tenth year as a public company.  In this time, we have expanded dramatically and successfully through a series of initiatives including acquisitions, property development and expansion, diversification and the appointment of quality management at our regional gaming entertainment centers.  Our focus in expanding the company over this period has been on financial growth and the enhancement of shareholder value and we have succeeded on both fronts.  The record 2004 second quarter results again highlight the economic value of our strong regional gaming assets.

“Our second quarter significantly exceeded our most recent financial guidance and reflects the first full quarter of year-over-year comparisons for all of the properties we currently operate, including the Hollywood Casino® properties which we acquired in March 2003.  The over 11% increase in income from continuing operations and 25% increase in second quarter diluted net income per share from continuing operations highlight continued ‘same facility’ year-over-year improvements at Charles Town, Casino Rouge, Casino Magic - Bay St. Louis, Bullwhackers, Hollywood Casino-Tunica and our Casino Rama management contract.  In addition, we have elected not to participate in the bidding process for the sale of Hollywood Casino — Shreveport and it appears this matter is well on its way to an ultimate resolution.

“Earlier this month, Pennsylvania Governor Edward G. Rendell signed into law new slots legislation that should enable us to reverse the declining financial trends at our Pennsylvania racing facilities.  With two existing racetracks in Pennsylvania we have already developed plans to revitalize these properties and we have access to the financing to quickly expand and re-configure these sites.  However, the Pennsylvania bill includes a provision that allows for 100% ownership in a first licensed operation and no more than 33% ownership in a second operation.  Considering the more than 1,000 employees at our two racetracks and 11 off-track wagering facilities in Pennsylvania, as well as the interests of our shareholders and other constituents, we have been carefully and thoroughly evaluating the new law and weighing our options and potential opportunities.  In the meantime, there are a host of licensing, regulatory and other issues that need to be finalized, providing us ample time to develop an appropriate resolution while still targeting the opening of a facility as early as the first quarter of 2006.

“Given the ownership restrictions in the Pennsylvania legislation, our current plan is to develop a slots facility at our Penn National Race Course near Harrisburg, with an expected capital expenditure budget of approximately $125 million to $150 million, inclusive of the $50 million gaming license fee and the purchase of 2,000 slots.  Under this plan, we expect to open in a permanent facility with 2,000 slot machines in early 2006 and expand up to 5,000 games based on demand.  Assuming an anticipated win-per-day per device of approximately $220, the Harrisburg facility would generate approximately $160 million in gaming revenue and should achieve operating margins of 25% in the first full year of operation.  As the property matures and is fully built out, we anticipate it could generate approximately $310 million in annual gaming revenue.

“Our experience at Charles Town Races will prove invaluable in creating an exciting entertainment destination for our patrons at Penn National Race Course and excellent returns for our shareholders.  Locally, we expect to create significant new employment opportunities and meaningful economic development.

“At Charles Town, we continue to reinvest in the facility and just completed the installation of 300 more slot machines, bringing the total base of slot machines installed to 3,800 units.  We also recently completed the construction of 1,000 additional covered parking spaces.  Construction is now underway to accommodate an additional 700 slot machines that have already been approved by the State, which will bring the machine count to 4,500 units.

“With our acquisition of Bangor Historic Track, Inc., which operates harness racing at the city-owned Bass Park in Bangor, Maine, we own the only location in Maine eligible to operate slots.  As previously disclosed, we are awaiting licensing approval and final regulatory provisions.  Under the current law, we would be permitted to operate up to 1,500 slot machines at this facility.  While slot machine operator licensing, as required by statute, could be completed as early as September 30, 2004, we anticipate the required licensing of machine manufacturers and distributors, and finalization of rules necessary for slots to become operational, to be completed next year.  We will, contingent on regulatory approval, proceed with development plans at that time.  Our budget for this project is approximately $125 million, inclusive of a $51 million purchase price.

“Penn National’s balance sheet provides significant financial flexibility for future growth through additional property expansions, acquisitions and new gaming legislation.  We maintain a very aggressive yet disciplined approach to analyzing growth opportunities and their potential benefit to Penn National based on several criteria including return on investment, further revenue, geographic and earnings diversification and, most importantly, the potential to enhance shareholder value.  Our increased 2004 guidance is based solely on our existing operating assets and does not assume any contributions from these new opportunities.”

Financial Guidance

The following table sets forth current guidance targets for continuing operations (as a result of Penn National’s decision not to participate in the bidding process for the sale of Hollywood Casino — Shreveport, the Company is now accounting for this facility as a discontinued operation) for the third quarter and full year 2004 and assumes that:

•                  Slot operations in Maine and Pennsylvania do not commence in 2004;

•                  There will be no financial contributions or material expenditures related to acquisition prospects during the period;

•                  There will be no debt restructuring costs in 2004;

•                  The effective tax rate for federal, state and local income taxes for 2004 will be 38%; and,

•                  There will be no material changes in economic conditions, applicable legislation or regulation, world events or other circumstances beyond our control that may adversely affect our results of operations.

(in millions, except per share data)	Q3 ‘04E +	Q3 ‘03A +
Total revenues	$305.0	$281.0
EBITDA*	$74.2	$66.1
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, and other expenses	$50.6	$47.8
Net income from continuing operations	$23.6	$18.3
Diluted earnings per share from continuing operations	$0.57	$0.46

(in millions, except per share data)	Previous	REVISED
	FY 2004E +	FY 2004E +	2003A +
Total revenues	$1,184.0	$1,184.0	$1,049.0
EBITDA*	$275.4	$284.0	$243.5
Less depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, other expenses, loss on change in fair value of interest rate swaps and loss on early extinguishment of debt	$196.5	$197.7	$179.1
Net income from continuing operations	$78.9	$86.3	$64.4
Diluted earnings per share from continuing operations	$1.90	$2.09	$1.58
Add back: After tax loss on change in fair value of interest rate swaps and loss on early extinguishment of debt	—	—	$0.03
Adjusted diluted earnings per share#	$1.90	$2.09	$1.61

*                 EBITDA is net income from continuing operations plus depreciation and amortization, gain/loss on disposal of assets, interest expense - net, income taxes, other expense, loss on change in fair value of interest rate swaps and loss on early extinguishment of debt and is inclusive of earnings from joint venture.

#                 Adjusted diluted earnings per share is diluted earnings per share from continuing operations excluding the change in the fair value of interest rate swaps and the write-off of deferred finance fees and pre-payment fees associated with bank debt that was repaid with the proceeds of financings completed in the first quarter of 2003.

+                 Represents continuing operations.

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information - Continuing Operations

(In thousands) (unaudited)

	REVENUES		EBITDA(1)
	Three Months Ended June 30,
	2004	2003	2004	2003
Charles Town Races	$101,524	$84,773	$29,523	$24,303
Casino Rouge	27,503	26,259	9,011	7,146
Casino Magic — Bay St. Louis	28,057	26,670	5,947	5,654
Boomtown Biloxi — Biloxi	17,373	18,621	3,832	4,028
Bullwhackers	8,208	6,540	1,243	824
Casino Rama Management Contract	3,909	3,165	3,622	2,930
Pennsylvania Racing/OTWs	27,157	27,156	3,959	4,255
Bangor Historic Track	382	—	(115)	—
Hollywood Casino — Aurora (2)	57,475	69,146	17,033	18,963
Hollywood Casino — Tunica (2)	29,865	28,914	6,773	4,777
Earnings from Pennwood Racing, Inc. (New Jersey)	—	—	632	719
Corporate overhead	—	—	(5,719)	(5,254)
Total	$301,453	$291,244	$75,741	$68,345

	REVENUES		EBITDA(1)
	Six Months Ended June 30,
	2004	2003	2004	2003
Charles Town Races	$195,576	$155,256	$54,411	$43,367
Casino Rouge	55,958	55,328	18,254	16,191
Casino Magic — Bay St. Louis	56,658	53,335	12,521	11,864
Boomtown Biloxi — Biloxi	36,968	37,537	8,727	8,386
Bullwhackers	15,965	12,737	2,390	1,266
Casino Rama Management Contract	7,366	5,864	6,822	5,424
Pennsylvania Racing/OTWs	49,349	50,211	6,356	7,162
Bangor Historic Track	382	—	(115)	—
Hollywood Casino — Aurora (2)	116,345	93,937	34,271	26,397
Hollywood Casino — Tunica (2)	60,753	39,462	13,793	6,992
Earnings from Pennwood Racing, Inc. (New Jersey)	—	—	1,092	1,305
Corporate overhead	—	—	(11,907)	(9,736)
Total	$595,320	$503,667	$146,615	$118,618

(1)          EBITDA is income from continuing operations excluding charges for depreciation and amortization and gain/loss on disposal of assets, and is inclusive of earnings from joint venture.  EBITDA does not represent net income or cash flows from continuing operations as those terms are defined by generally accepted accounting principles.  EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs  A reconciliation of net income (GAAP) to EBITDA as well as income from operations (GAAP) to EBITDA, is included in the financial schedules accompanying this release.

(2)          Hollywood Casino — Aurora, Hollywood Casino — Tunica and Hollywood Casino — Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.  As a result of Penn National’s decision not to participate in the bidding process for the sale of Hollywood Casino — Shreveport, the Company is now accounting for this facility as a discontinued operation.  In the three months ended March 31, 2003, under former ownership for two months of the quarter, Hollywood Casino — Aurora revenues were $71.0 million and EBITDA was $20.3 million and Hollywood Casino — Tunica revenues were $27.8 million and EBITDA was $4.9 million.  For the purposes of comparison, the 2003 revenue figures for Hollywood Casino — Aurora and Hollywood Casino — Tunica under former ownership for two months of the quarter have been restated to conform with Penn National’s presentation.

-reconciliations follow-

Reconciliation of EBITDA to Net Income (GAAP)

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

(In thousands) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Total EBITDA	$75,741	$68,345	$146,615	$118,618
Earnings from joint venture	(632)	(719)	(1,092)	(1,305)
Depreciation and amortization	(16,833)	(14,920)	(33,673)	(26,958)
Loss on disposals	(405)	(809)	(1,082)	(1,642)
Income from continuing operations	57,871	51,897	110,768	88,713
Interest expense	(19,207)	(21,288)	(38,623)	(35,344)
Interest income	466	444	816	868
Earnings from joint venture	632	719	1,092	1,305
Other	(528)	(651)	(609)	(754)
(Loss) on change in fair value of interest rate swaps	—	—	—	(527)
(Loss) on early extinguishment of debt	—	—	—	(1,310)
Taxes on income	(14,374)	(10,993)	(27,029)	(19,544)
Net income from continuing operations	24,860	20,128	46,415	33,407
(Loss) from discontinued operations, net of taxes	(5,203)	(4,653)	(8,978)	(4,747)
Net income	$19,657	$15,475	$37,437	$28,660

-more-

Reconciliation of Income From Operations (GAAP) To EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead — Continuing Operations

(In thousands) (unaudited)

Three Months Ended June 30, 2004

	Income from continuing operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$24,664	$4,690	$169	$—	$29,523
Casino Rouge	7,111	1,817	83	—	9,011
Casino Magic — Bay St. Louis	3,272	2,594	81	—	5,947
Boomtown Biloxi — Biloxi	2,133	1,636	63	—	3,832
Bullwhackers (1)	857	384	2	—	1,243
Casino Rama Management Contract	3,622	—	—	—	3,622
Pennsylvania Racing/OTWs	3,223	736	—	—	3,959
Bangor Historic Track	(163)	48	—	—	(115)
Earnings from Pennwood Racing, Inc.	—	—	—	632	632
Hollywood Casino — Aurora (1)	14,624	2,409	—	—	17,033
Hollywood Casino — Tunica (1)	4,998	1,775	—	—	6,773
Corporate overhead	(6,470)	744	7	—	(5,719)
Total	$57,871	$16,833	$405	$632	$75,741

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead  — Continuing Operations

(In thousands) (unaudited)

Three Months Ended June 30, 2003

	Income from continuing operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$20,036	$3,782	$485	$—	$24,303
Casino Rouge	5,453	1,542	151	-	7,146
Casino Magic — Bay St. Louis	3,223	2,412	19	-	5,654
Boomtown Biloxi — Biloxi	2,672	1,312	44	-	4,028
Bullwhackers	599	230	(5)	-	824
Casino Rama Management Contract	2,930	-	-	-	2,930
Pennsylvania Racing/OTWs	3,378	877	-	-	4,255
Earnings from Pennwood Racing, Inc.	-	-	-	719	719
Hollywood Casino — Aurora(1)	16,571	2,392	-	-	18,963
Hollywood Casino — Tunica(1)	3,084	1,628	65	-	4,777
Corporate overhead	(6,049)	745	50	—	(5,254)
Total	$51,897	$14,920	$809	$719	$68,345

(1)          Hollywood Casino — Aurora, Hollywood Casino — Tunica and Hollywood Casino — Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.  As a result of Penn National’s decision not to participate in the bidding process for the sale of Hollywood Casino — Shreveport, the Company is now accounting for this facility as a discontinued operation.

Reconciliation of Income From Operations (GAAP) To EBITDA

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead  — Continuing Operations

(In thousands) (unaudited)

Six Months Ended June 30, 2004

	Income from continuing operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$44,937	$9,303	$171	$-	$54,411
Casino Rouge	14,411	3,588	255	-	18,254
Casino Magic — Bay St. Louis	7,124	5,167	230	-	12,521
Boomtown Biloxi — Biloxi	5,085	3,284	358	-	8,727
Bullwhackers	1,666	731	(7)	-	2,390
Casino Rama Management Contract	6,822	-	-	-	6,822
Pennsylvania Racing/OTWs	4,837	1,519	-	-	6,356
Bangor Historic Track	(163)	48	-	-	(115)
Earnings from Pennwood Racing, Inc.	-	-	-	1,092	1,092
Hollywood Casino — Aurora (1)	29,232	5,039	-	-	34,271
Hollywood Casino — Tunica (1)	10,212	3,513	68	-	13,793
Corporate overhead	(13,395)	1,481	7	-	(11,907)
Total	$110,768	$33,673	$1,082	$1,092	$146,615

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Property Information Including Corporate Overhead — Continuing Operations

(In thousands) (unaudited)

Six Months Ended June 30, 2003

	Income from continuing operations	Depreciation and Amortization	(Gain)/loss on disposal of assets	Earnings from joint venture	EBITDA
Charles Town Races	$35,233	$7,379	$755	$-	$43,367
Casino Rouge	12,970	3,070	151	-	16,191
Casino Magic — Bay St. Louis	6,715	4,805	344	-	11,864
Boomtown Biloxi — Biloxi	5,681	2,598	107	-	8,386
Bullwhackers (1)	793	432	41	-	1,266
Casino Rama Management Contract	5,424	-	-	-	5,424
Pennsylvania Racing/OTWs	5,429	1,736	(3)	-	7,162
Earnings from Pennwood Racing, Inc.	-	-	-	1,305	1,305
Hollywood Casino — Aurora (1)	23,142	3,255	-	-	26,397
Hollywood Casino — Tunica (1)	4,721	2,204	67	-	6,992
Corporate overhead	(11,395)	1,479	180	-	(9,736)
Total	$88,713	$26,958	$1,642	$1,305	$118,618

(1)          Hollywood Casino — Aurora, Hollywood Casino — Tunica and Hollywood Casino — Shreveport were acquired by Penn National Gaming on March 3, 2003 and accounted for as of March 1, 2003.  As a result of Penn National’s decision not to participate in the bidding process for the sale of Hollywood Casino — Shreveport, the Company is now accounting for this facility as a discontinued operation.

Reconciliation of Net Income and Net Income Per Share (GAAP) to Adjusted Net Income and Per Share Earnings

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions, except per share data)	2004	2003	2004	2003*
Net income	$19,657	$15,475	$37,437	$28,660
Add back:
After tax loss on change in fair value of interest rate swaps	—	—	—	343
After tax loss on early extinguishment of debt	—	—	—	851
	—	—	—	1,194
Adjusted net income	$19,657	$15,475	$37,437	$29,854

Per share data:
Diluted net income	$0.48	$0.38	$0.91	$0.71
Add back:
After tax loss on change in fair value of interest rate swaps	$—	$—	$—	$0.01
After tax loss on early extinguishment of debt	$—	$—	$—	$0.02
	$—	$—	$—	$0.03
Adjusted diluted net income	$0.48	$0.38	$0.91	$0.74

*                 In the six months ended June 30, 2003 Penn National Gaming recorded pre-tax charges of $527 and $1,310 for loss on change in fair values of interest rate swaps and loss on early extinguishment of debt, respectively.  The after tax effect of the 2003 charges for change in fair values of interest rate swaps and loss on early extinguishment of debt was $343 or $0.01 per diluted share and $851 or $0.02 per diluted share, respectively.

-income statement follows-

PENN NATIONAL GAMING, INC. AND SUBSIDIARIES

Summary Consolidated Statement Of Income

(In thousands, except per share data) (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Gaming	$250,290	$242,053	$499,793	$414,370
Racing	23,981	23,879	43,695	44,392
Management service fee	3,909	3,165	7,366	5,864
Food, beverage, and other revenue	39,731	37,229	77,160	64,310
Gross revenues	317,911	306,326	628,014	528,936
Less: Promotional allowances	(16,458)	(15,082)	(32,694)	(25,269)

Net revenues	301,453	291,244	595,320	503,667

Operating Expenses:
Gaming	136,823	131,219	272,831	227,456
Racing	18,720	18,770	32,639	33,230
Food, beverage, and other expenses	26,122	27,542	50,574	46,142
General and administrative	45,084	46,896	94,835	81,168
Depreciation and amortization	16,833	14,920	33,673	26,958
Total operating expenses	243,582	239,347	484,552	414,954

Income from continuing operations	57,871	51,897	110,768	88,713

Other income (expense):
Interest expense	(19,207)	(21,288)	(38,623)	(35,344)
Interest income	466	444	816	868
Earnings from joint venture	632	719	1,092	1,305
Other	(528)	(651)	(609)	(754)
Loss on change in fair value of interest rate swaps	—	—	—	(527)
Loss on early extinguishment of debt	—	—	—	(1,310)
Total other expenses	(18,637)	(20,776)	(37,324)	(35,762)

Income from continuing operations before income taxes	39,234	31,121	73,444	52,951

Taxes on income	14,374	11,811	27,029	20,286

Net income from continuing operations	24,860	19,310	46,415	32,665

(Loss) from discontinued operations, net of taxes	(5,203)	(3,835)	(8,978)	(4,005)

Net income	$19,657	$15,475	$37,437	$28,660

Earnings per share - basic:
Income from continuing operations	$0.62	$0.49	$1.16	$0.83
Discontinued operations, net of taxes	(0.13)	(0.10)	(0.22)	(0.10)
Basic net income per share	$0.49	$0.39	$0.94	$0.73

Earnings per share - diluted:
Income from continuing operations	$0.60	$0.48	$1.12	$0.81
Discontinued operations, net of taxes	(0.12)	(0.10)	(0.21)	(0.10)
Diluted net income per share	$0.48	$0.38	$0.91	$0.71

Weighted shares outstanding:
Basic	39,872	39,343	39,974	39,320
Diluted	41,243	40,478	41,290	40,413

-more-

Reconciliation of Non-GAAP Measures to GAAP

Adjusted net income (and diluted per share earnings) is presented solely as a supplemental disclosure because management believes that it is a widely used measure of performance and a principal basis for valuation of gaming companies, as this measure is considered by many to be a better measure of the Company’s operating results than net income (GAAP).  A reconciliation of the Company’s EBITDA to net income (GAAP), as well as the Company’s EBITDA to income from continuing operations (GAAP), is included in the financial schedules accompanying this release.

A reconciliation of each property’s EBITDA to income from continuing operations is included in the financial schedules accompanying this release.  On a property level, EBITDA is reconciled to income from continuing operations (GAAP), rather than net income (GAAP), because of, among other things, the impracticability of allocating interest expense, interest income, income taxes and certain other items to the Company’s various properties on a property-by-property basis.  Management believes that this presentation is more meaningful to investors in evaluating the performance of the Company’s individual properties and is consistent with the reporting of other gaming companies.

EBITDA or earnings before interest, taxes, depreciation and amortization, loss on change in fair value of interest rate swaps and gain/loss on disposal of assets and inclusive of earnings from joint venture, is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles.  EBITDA information is presented as a supplemental disclosure because management believes that it is a widely used measure of such performance in the gaming industry.  In addition, management uses EBITDA as the primary measure of the operating performance of its properties, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure of performance determined in accordance with generally accepted accounting principles.  The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  It should also be noted that other gaming companies that report EBITDA information may calculate EBITDA in a different manner than the Company.

Penn National is hosting a conference call and simultaneous webcast at 10:00 am EDT today, both of which are open to the general public. The conference call number is 212/271-4650 or 415/537-1937; please call five minutes in advance to ensure that you are connected prior to the presentation. Questions and answers will be reserved for call-in analysts and investors. Interested parties may also access the live call on the Internet at www.fulldisclosure.com; allow 15 minutes to register and download and install any necessary software.  Following its completion, a replay of the call can be accessed until August 10, by dialing 800/633-8284 or 402/977-9140 (international callers).  The access code for the replay is 21202507.  A replay of the call can also be accessed for thirty days on the Internet via www.fulldisclosure.com.  This press release, which includes financial information to be discussed by management during the conference call and disclosure and reconciliation of non-GAAP financial measures, is available on the Company’s web site, www.pngaming.com in the “Recent News” section.

Penn National Gaming owns and operates: Hollywood Casino properties located in Aurora, Illinois, and Tunica, Mississippi; Charles Town Races & Slots™ in Charles Town, West Virginia; two Mississippi casinos, the Casino Magic - Bay St. Louis hotel, casino, golf resort and marina in Bay St. Louis and the Boomtown Biloxi casino in Biloxi; the Casino Rouge, a riverboat gaming facility in Baton Rouge, Louisiana and the Bullwhackers casino properties in Black Hawk, Colorado. Penn National also operates two racetracks and eleven off-track wagering facilities in Pennsylvania; the racetrack at Charles Town Races & Slots in West Virginia; the racetrack at Bangor Raceway in Bangor, Maine, and a 50% interest in the Pennwood Racing Inc. joint venture which owns and operates Freehold Raceway in New Jersey; and operates Casino Rama, a gaming facility located approximately 90 miles north of Toronto, Canada, pursuant to a management contract.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual results may vary materially from expectations. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from the Company’s expectations.  Meaningful factors which could invalidate our assumptions, including the assumptions set forth on page 4, and cause actual results to differ from expectations include, but are not limited to, risks related to the following: the passage of state, federal or local legislation that would expand, restrict, further tax or prevent gaming operations in the jurisdictions in which we do business; the activities of our competitors; increases in our effective rate of taxation at any of our properties or at the corporate level; successful completion of capital projects at our gaming and pari-mutuel facilities; the existence of attractive acquisition candidates and the costs and risks involved in the pursuit of those acquisitions; our ability to maintain regulatory approvals for our existing businesses and to receive regulatory approvals for our new businesses; delays in the process of finalizing gaming regulations and the establishment of related governmental infrastructure in Pennsylvania and Maine; the maintenance of agreements with our horsemen and pari-mutuel clerks; our dependence on key personnel; the impact of terrorism and other international hostilities; the availability and cost of financing; the outcome and financial impact from the event of default under the indentures governing the Hollywood Casino Shreveport notes and other factors as discussed in the Company’s filings with the United States Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements except as required by law.

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